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         		                                                        EXHIBIT A

          WATERHOUSE INVESTOR SERVICES, INC. AND SUBSIDIARIES
        COMPUTATION OF EARNINGS PER COMMON AND COMMON EQUIVALENT SHARES


                                  Nine Months Ended           Nine Months Ended
                                     May 31, 1995                May 31, 1994
                                Primary  Fully Diluted      Primary  Fully Diluted
                                -------  -------------      -------  -------------
Number of common shares
 outstanding at beginning
 of period                     9,401,438    9,401,438     9,397,952      9,397,952

Weighted average number
 of common shares issued
 pursuant to the exercise
 of stock options                    --            --	  1,296          1,301

Weighted average number of
 common shares issuable
 assuming full conversion
 of 6% convertible
 subordinated notes                  --     1,658,120            --        568,455

Weighted average number of
 common shares  held in
 treasury                      (250,002)     (250,002)     (250,002)      (250,002)

Common shares issuable
 assuming stock options
 outstanding were exercised
 at the beginning of the
 period with applicable
 proceeds used to purchase
 treasury stock at the
 average market price during
 the period                      22,684        52,324        18,369         18,369
                                -------       -------       -------        -------
Weighted average number of
 common and common equivalent
 shares outstanding at end
 of period                    9,174,120    10,861,880     9,167,615      9,736,075
                             ==========    ==========    ==========     ==========
Earnings applicable for
 common shares              $12,860,870   $14,126,719   $13,410,570    $13,829,578

Earnings per common and
 common equivalent shares         $1.40         $1.30         $1.46          $1.42

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